EXHIBIT 10.2

Human Resources Executive Recruiting	245 Market Street MAILCODE N17F San Francisco, CA 94105

May 24, 2016

David Thomason
50 Lansing Street, #510
San Francisco, CA 94105

Dear David:

I am pleased to extend an invitation to you to join our team as Vice President and Controller of PG&E Corporation and Vice President, Chief Financial Officer and Controller of Pacific Gas and Electric Company, reporting to me Senior Vice President, Chief Financial Officer, effective June 1, 2016. The offer includes a new annual salary of $275,000 ($22,916.67/month) which acknowledges your expanded role.

You will also receive the following as part of your total compensation package:

•
You remain eligible to participate in the company's Short-Term Incentive Plan (STIP) with an increased target participation rate, effective June 1, 2016, of 40% percent of your eligible earnings (i.e., base salary) received during the plan year. The STIP is an at-risk component of pay that rewards employees annually, and is tied to company and individual performance.  Thus, STIP awards are not guaranteed. The Compensation Committee retains full discretion to determine and award STIP payments to PG&E employees.

•
Under PG&E Corporation's Long-Term Incentive Plan (LTIP) you will continue to be eligible to receive an LTIP award during the next annual LTIP award cycle in March. If you are an LTIP award recipient you will receive more details on the LTIP during the annual awards cycle.

•
In connection with your promotion, you will receive a $100,000 LTIP grant on June 15, 2016, or later if required by the Equity Grant Date Policy.  The terms and performance share/RSU allocation will be the same as for annual awards.

•	An annual perquisite allowance of $15,000, subject to ordinary withholdings. The annual allowance is included with March monthly pay. (For 2016, the allowance will be included with June pay.)

•
Participation in the Defined Contribution Executive Supplemental Retirement Plan (DC-ESRP), a non-qualified deferred compensation plan. Each time you receive a base salary or STIP payment, an amount equal to 7% of the payment will be credited to your DC-ESRP account. Your account balance will accrue earnings/losses based on your choice of investment funds and will be distributed, based on your election, in one to ten annual installments commencing seven months following your termination of employment.

John Lowe will schedule a meeting with you soon to go over the compensation and benefits in detail.

I believe this will be an excellent opportunity for you to continue your significant contribution to the Company and to help shape our exciting future.

Sincerely,

/s/ JASON WELLS

Jason Wells
Senior Vice President and Chief Financial Officer

Please acknowledge your acceptance of this offer by signing the original and returning it to me.  It is important to note that you will be an employee-at-will.  This means that either you or Pacific Gas and Electric Company may end your employment at any time, with or without cause, and with or without notice.

/s/ DAVID S. THOMASON	5/24/16
Signature	Date

CC: Lisa Free, Manager, Executive Recruiting
       Nora Delehanty, Human Resources Business Partner
       John Lowe, Senior Director, Compensation and HR Business Operations